FILENAME IS G4460
AID ASSOCIATION
FOR LUTHERANS
FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY
Flexible premiums
Annuity proceeds on annuity commencement date
Death proceeds before annuity commencement date
Participating
ACCUMULATED VALUES AND DEATH PROCEEDS UNDER THIS CERTIFICATE, WHEN BASED ON THE PERFORMANCE
OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE DAILY.  THEY ARE NOT GUARANTEED AS TO DOLLAR
AMOUNT.
This is your certificate of membership and flexible premium deferred variable annuity with Aid Association for
Lutherans (AAL).  It is a legal contract between you and AAL.
AAL will apply the annuity proceeds to provide you with annuity payments if the annuitant is alive on the annuity commencement date.  AAL will pay the death proceeds to the beneficiary if the annuitant dies before the annuity commencement date.  The annuity proceeds and death proceeds will be paid according to the provisions of this certificate. This certificate is issued in consideration of the application and the payment of the first premium.
NOTICE OF TEN DAY RIGHT TO
CANCEL CERTIFICATE
READ THIS CERTIFICATE CAREFULLY.  Within 10 days after you receive this certificate, you may cancel it for any reason. The certificate must be delivered or mailed with a written request to your AAL district representative or
AAL's service center.  Within 10 days after AAL receives your request for cancellation, AAL will refund the accumulated value of this certificate.  If returned, this certificate will be void from the beginning.
Signed for Aid Association for Lutherans at the home office, 4321 North Ballard Road, Appleton, WI 54919.
TABLE OF CERTIFICATE PROVISIONS
1.  General Provisions
1.1 Definitions
1.2  Entire Contract
1.3  Statements In The Application
1.4  Change Of Contract
1.5  Change Of Annuity Commencement
Date
1.6  Incontestability
1.7  Age And Sex
1.8  Maintenance Of Solvency
1.9  Annual Report
2. Membership, Ownership, And Assignment
2.1  Membership
2.2  Ownership
2.3  Transfer Of Ownership
2.4  Successor Owner
2.5  Collateral Assignment
3. Premiums
3.1  Payment Of Premiums
3.2  Premium Notice
3.3  Premium Restrictions 3.4  Premium Allocations
4. Accumulated Certificate Values
4.1  Accumulated Value
4.2  Certificate Maintenance Charge
4.3  Minimum Accumulated Value Required 4.4  Surplus Refunds
5. Fixed And Variable Accounts
5.1  Fixed Account
5.2  Crediting Interest To Fixed Account 5.3  Variable Account
5.4  Number Of Accumulation Units
5.5  Accumulation Unit Value
5.6  Transfer Of Accumulated Values
5.7  Change Of Portfolio Or
Investment Policy
6. Withdrawals And Surrender
6.1  Withdrawals
6.2  Surrender
6.3  Withdrawal And Surrender Charges 6.4  10% Free Withdrawals
6.5  Waiver Of Charges If Settlement Option Selected
6.6  Waiver Of Charges For Health Care Facilities Confinement
6.7  Delay Of Payment
7. Beneficiary
7.1  Beneficiary Designation
7.2  Order Of Payment
7.3  Change Of Beneficiary Designation 8. Payment Of Certificate Proceeds
8.1  Annuity Proceeds
8.2  Death Proceeds
8.3  Filing A Death Claim
9. Settlement Options
9.1  Choosing A Settlement Option For The Annuity Proceeds
9.2  Choosing A Settlement Option For The Death Proceeds
9.3  Settlement Options
9.4  Guaranteed Interest Rate On
Settlement Options
9.5  Settlement Agreement
A copy of the application follows
Section 9.

1.  GENERAL PROVISIONS
1.1 DEFINITIONS
As used in this certificate:
"AAL" means Aid Association for Lutherans.
"AAL's service center" is the location where administration of this certificate will occur.
"Accumulation unit" is an accounting unit of measure.  It is used to calculate the accumulated value for this certificate in each subaccount prior to the annuity commencement date. "Annuitant" means the person named as annuitant on page 3. "Annuity commencement date" means the date on which the annuity proceeds are applied to a settlement option.  The annuity commencement date is shown on page 3.
"Certificate year" means the 12 month periods following the issue date of this certificate.  The first certificate year starts on the certificate issue date.  Each succeeding certificate year starts on the anniversary of the certificate issue date.
"Fixed account" is part of AAL's general account which includes all of AAL's assets other than those in any separate account of AAL.
"Fund" means the AAL Variable Product Series Fund, Inc.  The fund has portfolios that correspond to each of the subaccounts of the variable account.  The current portfolios are shown on page 3.
"Net asset value" means the value of any fund portfolio as computed for any valuation period as described in the fund prospectus.
"Proof of death" means a certified copy of the death certificate, a certified decree of a court of competent jurisdiction as to the finding of death, a written statement by a medical doctor who attended the deceased, or any other proof satisfactory to AAL.
"Subaccount" means a subdivision of the variable account.
Each subaccount invests exclusively in the shares of a corresponding portfolio of the fund.  The current subaccounts are shown on page 3.
"Valuation date" means every day the New York Stock Exchange is open for regular trading and AAL is open for business. "Valuation period" means the period of time from the end of one valuation date to the end of the next valuation date. "Variable account" means the AAL Variable Annuity Account I. It is a separate account of AAL.
"Written request" means a written request signed by you that is satisfactory in form and content to AAL.
"You" or "your" means the owner of this certificate.
1.2 ENTIRE CONTRACT
The entire contract is made up of:
This certificate, including any attached endorsements or amendments;
The attached application; and
The AAL Articles of Incorporation and Bylaws
which are in force on the issue date of this
certificate.
1.3  STATEMENTS IN THE
APPLICATION
Statements made in the application will be treated as representations and not warranties.  No statement will be used by AAL to void the contract or to deny a claim unless it appears in the application.
1.4 CHANGE OF CONTRACT
No representative of AAL except the president or the secretary may change any part of this certificate on behalf of AAL.
To continue treatment of this certificate as an annuity, AAL reserves the right to amend this certificate at any time without your consent if AAL determines that such amendment is necessary for the certificate to comply with the provisions of the Internal Revenue Code or any regulation or ruling thereunder, or with any other applicable federal or state law, rule or regulation.
1.5  CHANGE OF ANNUITY
COMMENCEMENT DATE
You may change the annuity commencement date at any time before the annuity commencement date by sending a written request to AAL's service center.  Any change in the annuity commencement date is subject to approval by
AAL.
1.6 INCONTESTABILITY
This certificate will be incontestable after it has been in effect during the lifetime of the annuitant for 2 years from
its issue date.
1.7 AGE AND SEX
The issue age is the age nearest birthday of the annuitant on the issue date.  This is based on the date of birth given in the application.  The issue age is shown on page 3.
The annuity age equals the issue age plus the number of completed years from the issue date.  The annuity age increases each year on the anniversary of the issue date.
The values of this certificate are based on the annuitant's age and sex on the date of issue.  If the date of birth or sex of the annuitant is incorrect as shown in the application, AAL will adjust any amount payable to conform to the correct date of birth or sex on the date of issue.
1.8 MAINTENANCE OF
SOLVENCY
This provision applies only to values in the fixed account.
If AAL's reserves for any class of certificates become impaired, you may be required to make an extra payment.
AAL's Board of Directors will determine the amount of any extra payment based on each member's fair share of the deficiency. If the payment is not made, it will be charged as an indebtedness against this certificate with interest at a rate of 5% per year, compounded annually.  You may choose an equivalent reduction in benefits instead of or in combination with the payment or indebtedness.
Any indebtedness and interest charged against this certificate, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under this certificate.
1.9 ANNUAL REPORT
AAL will send you a report at least once each certificate year.  The report will show the accumulated value of this certificate and any additional information required by law.
2. MEMBERSHIP, OWNERSHIP, AND ASSIGNMENT
2.1 MEMBERSHIP
The person who applied for this certificate is a benefit member of AAL.  This membership can not be transferred.
The privileges of membership are stated in the AAL Articles of Incorporation and Bylaws.
2.2 OWNERSHIP
The person who applied for this certificate is the owner, unless ownership has been transferred.  While the annuitant is alive and before the annuity commencement date, the owner of this certificate may exercise every right and enjoy every benefit provided in this certificate.
2.3 TRANSFER OF OWNERSHIP
You may transfer ownership of this certificate by sending a written request to AAL's service center.  AAL will provide a form for you to use to make this request.  Your written request must be received and approved at AAL's service center before it is effective.  Once approved, the transfer will take effect as of the date you signed the request, or the date it was received at AAL's service center if no date appears on the request.  AAL is not liable for any payment made or action taken by it before receiving and approving the transfer at AAL's service center.  AAL is not responsible for the validity of any transfer of ownership.
2.4 SUCCESSOR OWNER
If you are not the annuitant, you may designate a successor
owner who will become the new owner of this certificate if you die before the annuitant.  If you do not designate a successor owner, or if no successor owner survives you, and you die before the annuitant, your estate will become the new owner. You may designate or change a successor owner by sending a written request to AAL's service center.  AAL will provide a form for you to use to make this request.  Your written request must be received and approved at AAL's service center before it is effective.  Once approved, the designation or change will take effect as of the date you signed the request, or the date it was received at AAL's service center if no date appears on the request.  AAL is not liable for any payment made or action taken by it before receiving and approving the designation or change at AAL's service center.  AAL is not responsible for the validity of any designation or change of a successor owner.
If ownership is transferred to a successor owner because you die before the annuitant, the cash surrender value will be paid within 5 years after your death.  However, if the successor owner is a natural person, the cash surrender value may be paid under a settlement option described in Section 9.3 provided payments begin within 1 year after your death and are paid over the life of the successor owner or over a period not exceeding the life expectancy of the successor owner.  The preceding two sentences will not apply if your surviving spouse is the sole successor owner.
2.5 COLLATERAL ASSIGNMENT
You may assign this certificate as collateral.  The assignment must be in writing on a form acceptable to AAL and must be filed at AAL's service center.  AAL is not liable for any payment made or action taken by it before receiving and filing the assignment at AAL's service center.  AAL is not responsible for the validity of any assignment.
The interest of any beneficiary will be subject to any collateral assignment.
3. PREMIUMS
3.1 PAYMENT OF PREMIUMS
The amount of the first premium is shown on page 3.  Premiums may be paid at any time before the annuity commencement date and in any amount, subject to the restrictions described in Section 3.3. Upon request, AAL will furnish a receipt for premiums paid.
3.2 PREMIUM NOTICE
AAL will send you premium notices based on the billed premium and premium interval you selected as shown on page
3.  The amount of the billed premium or the premium interval, or both, may be changed at any time upon written request to AAL's service center.  Premiums may be billed at any premium interval offered by AAL.
3.3 PREMIUM RESTRICTIONS
Each premium payment must be at least $50.
AAL reserves the right to limit the total amount of all premium payments it will accept on this certificate to $1 million.
3.4 PREMIUM ALLOCATIONS
Premiums are allocated to the subaccounts and fixed account according to the premium allocation percentages you select for this certificate.  The initial premium allocation percentages you selected are specified in the application.  If you do not designate premium allocation percentages, the entire premium will be allocated to the money market subaccount.  Your first premium will be allocated at the end of the valuation period during which your premium is received at AAL's service center or AAL approves your application, whichever is later.  All subsequent premiums will be allocated at the end of the valuation period during which they are received at AAL's service center.
The dollar amount of any premium allocation to a subaccount or the fixed account may not be less than $50.  Each premium allocation percentage must be a whole percent.  The sum of the premium allocation percentages must be
100%.  AAL reserves the right to adjust your allocation to eliminate fractional percentages.
You may change your premium allocation percentages by sending a written request to AAL's service center.  AAL will provide a form for you to use to make this request.  The change will be effective on the date your written request is received at AAL's service center.  The change will apply to premium payments received at AAL's service center on or after the effective date of the change.
4. ACCUMULATED CERTIFICATE VALUES
4.1 ACCUMULATED VALUE
The accumulated value of this certificate at any time before the annuity commencement date is equal to the sum of the accumulated values for this certificate in the subaccounts and in the fixed account.
The accumulated value for this certificate in each subaccount on a valuation date is equal to:
The number of accumulation units for this certificate in that subaccount multiplied by the accumulation unit value for that subaccount.
The accumulated value for any day that is not a valuation date will be determined on the next valuation date.
The accumulated value for this certificate in the fixed account on any day is equal to:
The sum of all premiums allocated to the fixed account, any accumulated value transferred to the fixed account from a subaccount, and all interest credited;
Less
The sum of any withdrawals from the fixed account, any accumulated value transferred from the fixed account to a subaccount, and any withdrawal charges or certificate maintenance charges applied against the fixed account.
4.2 CERTIFICATE
MAINTENANCE CHARGE
A certificate maintenance charge will be deducted from the accumulated value of this certificate on the last day of each certificate year, or upon surrender of this certificate, if earlier.  This charge will not be deducted if the sum of premiums received by AAL less the sum of any withdrawals and withdrawal charges from this certificate is $5,000 or more at the time the deduction would otherwise be made.  This charge will not apply on or after the annuity commencement date.  The amount of the certificate maintenance charge is shown on page 3.
The portion of the certificate maintenance charge applied against each subaccount and the fixed account will be determined according to the ratio that the accumulated value in the subaccount or fixed account of this certificate bears to the total accumulated value of this certificate at the time of deduction.
4.3  MINIMUM ACCUMULATED
VALUE REQUIRED
AAL will terminate this certificate on any anniversary of the certificate issue date and pay you the accumulated value of this certificate if:
The accumulated value of this certificate is less than $600; and
No premium payment has been received at AAL's service center for at least 36 months.
4.4 SURPLUS REFUNDS
This is a participating certificate.  It will share in any surplus refunds declared annually by the AAL Board of
Directors. Surplus refunds, if any, will be credited to the accumulated value of this certificate.
5. FIXED AND VARIABLE ACCOUNTS
5.1 FIXED ACCOUNT
Premiums allocated to the fixed account and transfers of accumulated value from a subaccount to the fixed account become part of the general account assets of AAL.  The general account includes all of AAL's assets, except those assets segregated in the variable account or any other separate account of AAL.
5.2 CREDITING INTEREST
TO FIXED ACCOUNT
AAL will periodically declare effective annual interest rates for new premiums allocated to the fixed account or accumulated value transferred from a subaccount to the fixed account.  The rate in effect on the date of allocation or transfer is the initial effective annual interest rate for that allocation or transfer.
The initial effective annual interest rate for each premium allocated or accumulated value transferred to the fixed account is guaranteed to remain in effect for that allocation or transfer for at least 12 months from the date of the allocation or transfer.  After the initial 12 month guarantee period, AAL can change the effective annual interest rate for that allocation or transfer.  However, any change in the effective annual interest rate for the allocation or transfer is guaranteed to remain in effect for at least 12 months from the effective date of
such change.
Interest is credited on each premium allocated or accumulated value transferred to the fixed account from the date of the allocation or transfer.  Interest is credited and compounded daily.  AAL guarantees that the effective annual interest rate credited will never be less than 3 1/2%.
Any withdrawals, withdrawal charges or certificate maintenance charges applied against the fixed account, or any transfers of accumulated value from the fixed account to a subaccount, will be taken from premium allocations or accumulated value transferred to the fixed account, and interest credited on such allocations or transfers, on a first-in, first-out basis. For purposes of making this determination, all interest credited on any premium allocation or accumulated value transferred to the fixed account, including compounded interest, will be deemed to have been credited on the date of such allocation or transfer.
5.3  VARIABLE ACCOUNT
The AAL Variable Annuity Account I is a separate investment account established by AAL under Wisconsin law.  The variable account is registered with the Securities and Exchange Commission as a unit investment trust under the
Investment Company Act of 1940.
AAL uses the assets of the variable account to buy shares in the AAL Variable Product Series Fund, Inc.  The fund is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a diversified open-end management investment company.  The variable account has subaccounts which are invested in corresponding specific portfolios of the fund.  These subaccounts and portfolios are shown on page 3.
AAL, consistent with then applicable law, may:
Combine with another separate account, operate as a management investment company, deregister as an investment company or modify the variable account;
Add, delete, combine or modify subaccounts;
Invest the assets of any new subaccount in a new portfolio of the fund, a different investment company or in any other investment; and
Make any new subaccount available to you on a basis to be determined by AAL.
AAL owns the assets of the variable account and keeps them legally segregated from the assets of the general account.
The assets of the variable account shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the variable account and, at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities, and shall not be chargeable with liabilities arising out of any other business AAL may conduct, except to the extent that the assets of the variable account exceed the reserves and other contract liabilities of the variable account arising under the certificates supported by the variable account.
Income, gains and losses, whether or not realized, from the assets in each subaccount are credited to or charged against that subaccount without regard to any of AAL's other income, gains or losses.  The value of the assets in the variable account is determined at the end of each valuation date.
5.4  NUMBER OF
ACCUMULATION UNITS
The number of accumulation units for this certificate in any subaccount may increase or decrease at the end of each valuation period prior to the annuity commencement date depending on the transactions that occur in the subaccount during the valuation period.  When transactions occur, the actual dollar amounts of the transactions are converted to accumulation units.  The number of accumulation units for a transaction in a subaccount is determined by dividing the dollar amount of the transaction by the accumulation unit value of the subaccount at the end of the valuation period during which the transaction occurs.
The number of accumulation units in a subaccount increases when the following transactions occur during the valuation period:
Premiums are allocated to the subaccount; or
Accumulated value is transferred to the subaccount from another subaccount or from the fixed account.
The number of accumulation units in a subaccount decreases when the following transactions occur during the valuation period:
Accumulated value is transferred from the subaccount to another subaccount or to the fixed account;
Withdrawals and withdrawal charges are applied against the subaccount; or
Certificate maintenance charges or transfer charges are applied against  the subaccount.
5.5  ACCUMULATION UNIT VALUE
For each subaccount, the accumulation unit value was set when the subaccount was established.  The accumulation unit value may increase or decrease from one valuation period to the next.
The accumulation unit value for a subaccount for any valuation period is equal to:
The net asset value of the corresponding fund portfolio at the end of the valuation period;
Plus the amount of any dividend, capital gain or other distribution made by the fund portfolio if the
"ex-dividend" date occurs during the valuation period;
Minus the dollar amount of the mortality and expense risk charge AAL deducts for each day in the valuation period.  This mortality and expense risk charge is guaranteed not to exceed, on an annual basis, 1.25% of the daily value of the subaccount;
Plus or minus any cumulative charge or credit for taxes reserved which is determined by AAL to have resulted from the operation of the portfolio;
Divided by the total number of accumulation units held in the subaccount at the end of the valuation period before any of the transactions described in Section 5.4 have occurred.
5.6 TRANSFER OF
ACCUMULATED VALUES
At any time before the annuity commencement date and while the annuitant is alive, you may transfer all or a portion of the accumulated value of this certificate among the subaccounts and the fixed account by sending a written request to AAL's service center.  AAL will provide a form for you to use.  The transfer will be effective at the end of the valuation period during which your written request is received at AAL's service center.
Transfers are subject to the following:
The total dollar amount of any transfer cannot be less than the smaller of $500 or the accumulated value of the subaccount or fixed account from which the transfer is being made at the time of transfer.
The dollar amount of any transfer to a subaccount or the fixed account may not be less than $50.
You may make 2 transfers from one or more subaccounts to one or more other subaccounts or the fixed account in each certificate year without charge. Thereafter, each transfer in the certificate year will be subject to a $10 transfer charge, which will be applied against the subaccounts from which transfers are being made according to the ratio that the amounts transferred from each subaccount bear to the total amount transferred from the subaccounts.
You may make only 1 transfer from the fixed account in each certificate year. The transfer may not exceed the greater of $500 or 25% of the accumulated value of the fixed account at the time of transfer.  This transfer will not be subject to a transfer charge.
AAL may delay making transfers subject to the same conditions described in Section 6.7.
5.7 CHANGE OF PORTFOLIO
OR INVESTMENT POLICY
AAL may determine that a portfolio of a fund is no longer desirable for investment by a subaccount or the shares of a portfolio are no longer available for investment.  If that occurs, AAL has the right to substitute another portfolio of the fund, or to invest in another investment company.  This change would be subject to any required prior approval by the Securities and Exchange Commission and the insurance supervisory officials in the state where this certificate is delivered.
Any change in the investment policy of the variable account will be subject to any required prior approval by the insurance supervisory officials of the state of Wisconsin. AAL will notify you of any material change in investment policy.
6. WITHDRAWALS AND SURRENDER
6.1 WITHDRAWALS
At any time before the annuity commencement date and while the annuitant is alive, you may withdraw part of the accumulated value of this certificate by sending a written request to AAL's service center.  The withdrawal will be effective at the end of the valuation period during which your written request is received at AAL's service center.
Each withdrawal must be at least $25.
Withdrawals and withdrawal charges will be taken from each subaccount and the fixed account according to the ratio that the accumulated value in the subaccount or fixed account of this certificate bears to the total accumulated value of this certificate at the time of the withdrawal.
You may choose to have withdrawals taken from other subaccounts or the fixed account with AAL's approval.  Any withdrawal charges will then be taken from each subaccount or the fixed account from which the withdrawal is taken according to the ratio that the amount of the withdrawal from each subaccount or fixed account bears to the total amount of the withdrawal.
6.2 SURRENDER
You may surrender this certificate at any time before the annuity commencement date and while the annuitant is alive.  A written request must be sent to AAL's service center.  The surrender will be effective at the end of the valuation period during which your written request is received at AAL's service center.  AAL will pay you the cash surrender value which is the accumulated value of this certificate at the time of surrender less any surrender charge and less any certificate maintenance charge.  Upon payment of the cash surrender value, this certificate will terminate.
The cash surrender value is equal to or greater than the minimum value required by law.
6.3  WITHDRAWAL AND
SURRENDER CHARGES
A withdrawal or surrender charge will be subtracted from the accumulated value of this certificate if the withdrawal or surrender is made during the first 7 certificate years.  The withdrawal charge is a percentage of the accumulated value of this certificate that is withdrawn.  The surrender charge is a percentage of the accumulated value of this certificate at the time of surrender.  Withdrawal and surrender charges are shown on the Table of Withdrawal and Surrender Charges on page 3. However, at no time will the total of all withdrawal and surrender charges applied under this certificate exceed 7.5% of the total premiums paid on this certificate.
6.4 10% FREE  WITHDRAWALS
In each certificate year, you may make free withdrawals of up to 10% of the accumulated value of this certificate existing at the time of the first withdrawal in the certificate year.
A free withdrawal is a withdrawal on which no withdrawal charge is applied.  The free withdrawal amount available on any withdrawal is:
The accumulated value of this certificate at the time of the first withdrawal in the certificate year;
Multiplied by 10%;
Less any previous free withdrawals made during the certificate year.
If you surrender this certificate and no free withdrawals were made during the certificate year, no surrender charge will be subtracted from the first 10% of the accumulated value of this certificate existing at the time of surrender.  If any free withdrawals were made during the certificate year, the amount of the accumulated value of this certificate not subject to surrender charges is:
The accumulated value of this certificate at the time of the first withdrawal in the certificate year;
Multiplied by 10%;
Less any previous free withdrawals made during the certificate year.
6.5 WAIVER OF CHARGES IF
SETTLEMENT OPTION
SELECTED
Withdrawal or surrender charges will be waived if:
The withdrawal or surrender is made more than 3 years after the issue date; and
The value is applied to settlement option 4 or 5 under Section 9.3.
6.6 WAIVER OF CHARGES FOR
HEALTH CARE FACILITIES CONFINEMENT
Withdrawal or surrender charges will be waived if:
You, or your spouse, are confined as an inpatient of a licensed hospital, nursing home facility, and/or hospice facility for at least 30 consecutive days; and
The withdrawal or surrender is made while confined or within 90 days after discharge from the facility; and
Written proof of confinement satisfactory to AAL is sent to AAL's service center.
6.7 DELAY OF PAYMENT
Payment of any withdrawal value or cash surrender value will normally be made within 7 days after your written request is received at AAL's service center.  However, AAL may delay this payment or any other type of payment from the variable account for any period when:
The New York Stock Exchange is closed for trading other than customary weekend and holiday closings;
Trading on the New York Stock Exchange is restricted;
An emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the variable account or to fairly determine their value; or
The Securities and Exchange Commission by order permits the delay for the protection of security holders.
AAL may delay payment of any withdrawal value or cash surrender value from the fixed account for up to 6 months after your written request is received at AAL's service center.
7. BENEFICIARY
7.1 BENEFICIARY DESIGNATION
You may designate one or more beneficiaries to receive the death proceeds as defined in Section 8.2.  The beneficiary designation is made at the time of application.  The Bylaws of AAL list those eligible to be beneficiaries.  Beneficiaries are designated as first, second or third class.
7.2 ORDER OF PAYMENT
Unless you indicate otherwise in the beneficiary designation, AAL will pay the death proceeds as follows:
Equally to the beneficiaries in the first class who survive the annuitant.  If none in the first class survive the annuitant, then;
Equally to the beneficiaries in the second class who survive the annuitant.  If none in the second class survive the annuitant, then;
Equally to the beneficiaries in the third class who survive the annuitant, however;
If any beneficiary dies at the same time as the annuitant, or within 15 days after the annuitant dies but before the death proceeds are paid, AAL will pay the death proceeds as though that beneficiary had died before the annuitant.
If no beneficiary has been designated or survives the annuitant, AAL will pay the death proceeds to you, if living, otherwise to your estate.
7.3 CHANGE OF BENEFICIARY
DESIGNATION
You may change the beneficiary designation by sending a written request to AAL's service center.  AAL will provide a form for you to use to make this request.  Your written request must be received and approved at AAL's service center before it is effective.  Once approved, the change will take effect as of the date you signed the request, or the date it was received at AAL's service center if no date appears on the request, provided the request was mailed or actually delivered to AAL's service center while the annuitant was alive.  AAL is not liable for any payment made or action taken by it before receiving and approving the change at AAL's service center.
8. PAYMENT OF CERTIFICATE PROCEEDS
8.1 ANNUITY PROCEEDS
AAL will apply the annuity proceeds to the settlement option in effect under Section 9 on the annuity commencement date if the annuitant is alive on that date.  The annuity proceeds are the cash surrender value on the annuity commencement date.
8.2 DEATH PROCEEDS
AAL will pay the beneficiary the death proceeds as provided in Section 9, upon receiving proof that the annuitant died before the annuity commencement date.  Except as otherwise provided in Section
9.2, the amount of the death proceeds are calculated on the death proceeds calculation date, which  is the later of:
The date that proof of death of the annuitant is received at AAL's service center; or
The date a written request from the beneficiary to receive the death proceeds as provided under Section 9.2 is received at AAL's service center.  The request must include a completed claim form and such other information
AAL may require for processing the claim.
If the annuitant dies before attaining age 80, the amount of the death proceeds is the greatest of:
The accumulated value of this certificate on the death proceeds calculation date;
The sum of all premiums paid less the sum of any withdrawals as of the death proceeds calculation date; or
The accumulated value of this certificate on the minimum death proceeds valuation date preceding the death proceeds calculation date, plus the sum of all premiums paid since that minimum death proceeds valuation date, less the sum of any withdrawals since that minimum death proceeds valuation date. The first minimum death proceeds valuation date is the
certificate issue date.  Thereafter, the minimum death proceeds valuation date is every 7th anniversary of the certificate issue date.
If the annuitant dies on or after attaining age 80, the amount of the death proceeds is the accumulated value of this certificate on the death proceeds calculation date.
The death proceeds are equal to or greater than the minimum value required by law.
If the annuitant's spouse is the owner and sole first beneficiary, this certificate will automatically continue in force with the surviving spouse as the annuitant and owner.
If the annuitant was the owner, or the owner was not a natural person, the death proceeds and any interest credited on such proceeds, will be paid to the beneficiary within 5 years after the annuitant's death.  However, if the beneficiary is a natural person, the death proceeds may be paid under a settlement option described in
Section 9.3 provided payments begin within 1 year after the annuitant's death and are paid over the life of the beneficiary or over a period not exceeding the life expectancy of the beneficiary.
If the annuitant was the owner and the annuitant's spouse is the sole first beneficiary, the spouse may elect to continue this certificate in force as the annuitant and owner, unless the owner has chosen a mandatory method of payment in the beneficiary designation that does not allow the spouse to change it. The spouse will be deemed to have made this election if a written request from the spouse to receive the death proceeds as provided in Section
9.2 is not received at AAL's service center within 60 days after proof of death of the annuitant is received at
AAL's service center.
8.3 FILING A DEATH CLAIM
Written notice of death must be given to AAL at AAL's service center.  Notice should include the annuitant's name and the certificate number. Help may be obtained through an AAL district representative.
A claim form will be sent upon receiving the death claim notice.  Complete the claim form and send it to AAL's service center along with a certified copy of the death certificate or other proof of death.  Processing of the claim will begin as soon as these items are received.
9. SETTLEMENT OPTIONS
9.1 CHOOSING A SETTLEMENT
OPTION FOR THE
ANNUITY PROCEEDS
You may choose or change a settlement option for the annuity proceeds while the annuitant is alive and before the annuity commencement date.  AAL will provide a form for you to use. If you do not choose a settlement option before the annuity commencement date, the automatic settlement option is Option 4, Life Income With A 10 Year
Guaranteed Payment Period.
9.2 CHOOSING A SETTLEMENT
OPTION FOR THE
DEATH PROCEEDS
The beneficiary may choose to receive the death proceeds in a lump sum payment or under any settlement option, unless the owner has chosen a mandatory method of payment in the beneficiary designation that does not allow the beneficiary to change it, or unless otherwise restricted under Section 8.2. AAL will provide a form for you to use.
On lump sum payments, AAL will pay interest on the death proceeds at a rate required by law from the death proceeds calculation date until the date of payment.
If a written request from the beneficiary to receive the death proceeds as provided in this Section is not received at AAL's service center within 60 days after proof of death of the annuitant is received at AAL's service center, the amount of the death proceeds will then be calculated and applied to the settlement option designated as Option 1, Interest.
9.3 SETTLEMENT OPTIONS
The minimum amount that may be applied to any one settlement option is $1,000.  Payments may be received on a monthly, quarterly, semiannual, or annual basis provided each payment is at least $25.  The first payment under an option will be made on the first business day following the end of the payment interval chosen.
Settlement options 2, 3, 4 and 5 are fixed annuity options. This means that annuity payments are guaranteed as to minimum amount and are not dependent on the investment experience of the variable account.
The settlement options are as follows:
OPTION 1 - INTEREST
The proceeds are left with AAL to earn interest.  Interest earned may be paid in cash at regular intervals or may be left with AAL to accumulate with interest.  All or part of these proceeds may be withdrawn upon request.
OPTION 2 - SPECIFIED AMOUNT INCOME
The proceeds are used to make payments at regular intervals for a specified amount until the proceeds with interest have been paid.  The payment period may not exceed 30 years.  The unpaid proceeds may be withdrawn upon request.
OPTION 3 - FIXED PERIOD INCOME
The proceeds are used to make payments at regular intervals for a fixed number of years, not to exceed 30 years.
The unpaid proceeds may be withdrawn upon request.  Guaranteed payments are shown in the table below.
MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

Number            Number
Of       Monthly  of       Monthly
Years    Payment  Years    Payment

2        $42.96   17       $6.24
3        $29.06   18       $5.98
4        $22.12   19       $5.74
5        $17.95   20       $5.53
6        $15.18   21       $5.33
7        $13.20   22       $5.16
8        $11.71   23       $5.00
9        $10.56   24       $4.85
10       $9.64    25       $4.72
11       $8.88    26       $4.60
12       $8.26    27       $4.49
13       $7.73    28       $4.38
14       $7.28    29       $4.28
15       $6.89    30       $4.19
16       $6.54
OPTION 4 - LIFE INCOME WITH GUARANTEED PAYMENT PERIOD
The proceeds are used to make payments at regular intervals for the lifetime of the payee.  If the payee dies during the guaranteed period, payments will be continued to the end of that period.  A period of 10 or 20 years may be elected.  The amount of the payments depends on the age and sex of the payee at the time AAL issues the settlement agreement.  Guaranteed payments are shown in the table below.
MONTHLY PAYMENTS FOR EACH $1,000 OF
PROCEEDS
10 YEAR                                     20 YEAR
GUARANTEED                                  GUARANTEED
PAYMENT PERIOD                              PAYMENT PERIOD
Age               Male              Female           Male              Female
50                $4.53             $4.19            $4.38             $4.13
51                $4.61             $4.26            $4.44             $4.18
52                $4.69             $4.32            $4.50             $4.24
53                $4.77             $4.39            $4.56             $4.29
54                $4.85             $4.45            $4.62             $4.35
55                $4.93             $4.52            $4.68             $4.40
56                $5.03             $4.61            $4.74             $4.46
57                $5.14             $4.70            $4.80             $4.53
58                $5.24             $4.78            $4.87             $4.59
59                $5.35             $4.87            $4.93             $4.66
60                $5.45             $4.96            $4.99             $4.72
61                $5.58             $5.07            $5.05             $4.79
62                $5.71             $5.18            $5.11             $4.86
63                $5.85             $5.30            $5.18             $4.93
64                $5.98             $5.41            $5.24             $5.00
65                $6.11             $5.52            $5.30             $5.07
66                $6.27             $5.67            $5.35             $5.14
67                $6.43             $5.82            $5.40             $5.20
68                $6.59             $5.96            $5.44             $5.27
69                $6.75             $6.11            $5.49             $5.33
70                $6.91             $6.26            $5.54             $5.40
71                $7.09             $6.44            $5.57             $5.44
72                $7.26             $6.63            $5.60             $5.49
73                $7.44             $6.81            $5.62             $5.53
74                $7.61             $7.00            $5.65             $5.58
75                $7.79             $7.18            $5.68             $5.62
76                $7.95             $7.38            $5.69             $5.64
77                $8.12             $7.58            $5.71             $5.66
78                $8.28             $7.78            $5.72             $5.69
79                $8.45             $7.98            $5.74             $5.71
80                $8.61             $8.18            $5.75             $5.73
OPTION 5 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENT PERIOD
The proceeds are used to make payments at regular intervals for the lifetime of both payees.  Upon the death of one of the payees, payments will be continued for the lifetime of the surviving payee.  If both payees die during the guaranteed period, payments will be continued to the end of that period. A period of 10 or 20 years may be elected.  The amount of the payments depends upon the age and sex of the payees at the time AAL issues the settlement agreement.  Guaranteed payments are shown in the tables below.
MONTHLY PAYMENTS FOR EACH $1,000 OF
PROCEEDS
PAYMENTS GUARANTEED FOR 10 YEARS
Male                       Female Ages
Ages     50       55       60       65      70       75       80
50       $3.91    $4.05    $4.18    $4.29   $4.38    $4.45    $4.49
55       $3.99    $4.17    $4.36    $4.53   $4.67    $4.78    $4.86
60       $4.06    $4.28    $4.53    $4.77   $5.00    $5.19    $5.32
65       $4.11    $4.37    $4.67    $5.00   $5.34    $5.64    $5.87
70       $4.14    $4.43    $4.79    $5.20   $5.66    $6.11    $6.48
75       $4.17    $4.48    $4.86    $5.34   $5.91    $6.52    $7.07
80       $4.18    $4.50    $4.91    $5.44   $6.09    $6.83    $7.56

MONTHLY PAYMENTS FOR EACH $1,000 OF
PROCEEDS
PAYMENTS GUARANTEED FOR 20 YEARS
Male                       Female Ages
Ages     50       55       60       65      70       75       80
50       $3.90    $4.03    $4.16    $4.25   $4.32    $4.36    $4.38
55       $3.98    $4.15    $4.32    $4.47   $4.58    $4.64    $4.67
60       $4.04    $4.25    $4.47    $4.68   $4.84    $4.94    $4.98
65       $4.08    $4.32    $4.59    $4.85   $5.07    $5.21    $5.28
70       $4.11    $4.37    $4.67    $4.97   $5.24    $5.42    $5.50
75       $4.12    $4.39    $4.70    $5.04   $5.34    $5.55    $5.64
80       $4.12    $4.40    $4.72    $5.07   $5.38    $5.60    $5.71

OTHER OPTIONS
AAL also has other settlement options which may be chosen. Information about these options may be obtained from an AAL district representative or AAL's service center.
9.4 GUARANTEED INTEREST
RATE ON SETTLEMENT
OPTIONS
Options 1, 2, and 3 are based on a guaranteed effective annual interest rate of 3%.  Options 4 and 5 are based on a guaranteed effective annual interest rate of 3 1/2% using the "1983 Table a" annuitant mortality table.
9.5 SETTLEMENT AGREEMENT
AAL will issue a separate settlement agreement whenever proceeds are applied to any settlement option.  The settlement agreement will be issued to the payee.  The payee is the person named to receive the payments.
If the payee dies on or after the annuity commencement date and before the entire interest in the settlement agreement has been paid, the remaining portion of such interest will be paid at least as rapidly as under the method of payment in effect as of the date of the payee's death.

                                                 CERTIFICATE SPECIFICATIONS

ANNUITANT                                             JOHN E DOE
ISSUE DATE                                            MARCH 1, 2001
CERTIFICATE                                           01234567

ISSUE AGE AND SEX                                     35 MALE
ANNUITY COMMENCEMENT DATE                             MARCH 1, 2036
PREMIUM INTERVAL                                      ANNUAL
ANNUAL BILLED PREMIUM                                 $600.00

FIRST PREMIUM                                         $600.00
FIRST PREMIUM ALLOCATION DATE                         MARCH 1, 2001
CERTIFICATE MAINTENANCE CHARGE                        $25.00

CURRENT MORTALITY AND EXPENSE
RISK CHARGE                                           1.25 PERCENT
GUARANTEED MINIMUM FIXED
ACCOUNT EFFECTIVE INTEREST RATE                       3.5 PERCENT

-----------------------------------------------------------------------------

                  *** TABLE OF WITHDRAWAL AND SURRENDER CHARGES ***

                  DURING CERTIFICATE YEAR                         PERCENTAGE
                         1                                            7
                         2                                            6
                         3                                            5
                         4                                            4
                         5                                            3
                         6                                            2
                         7                                            1
                    8 OR LATER                                        0

A4460 A                  PAGE 3 - MORE ON NEXT PAGE                      (XXX)

                   CERTIFICATE SPECIFICATIONS - CONTINUED
                         CERTIFICATE NUMBER 01234567

               ***      VARIABLE ACCOUNT INFORMATION      ***

EACH  SUBACCOUNT OF THE AAL VARIABLE  ANNUITY ACCOUNT I CURRENTLY  INVESTS IN A SPECIFIC  PORTFOLIO OF THE AAL VARIABLE
PRODUCT SERIES FUND, INC. SUBACCOUNTS OF THE VARIABLE ACCOUNT AND THE PORTFOLIOS IN WHICH THEY INVEST ARE AS FOLLOWS:

   *** SUBACCOUNT ***                   *** PORTFOLIO ***

LARGE COMPANY INDEX                 AAL LARGE COMPANY INDEX
SMALL CAP INDEX                     AAL SMALL CAP INDEX
BOND INDEX                          AAL BOND INDEX
BALANCED                            AAL BALANCED
MONEY MARKET                        AAL MONEY MARKET
HIGH YIELD BOND                     AAL HIGH YIELD BOND
INTERNATIONAL STOCK                 AAL INTERNATIONAL
TECHNOLOGY STOCK                    AAL TECHNOLOGY STOCK
AGGRESSIVE GROWTH                   AAL AGGRESSIVE GROWTH
SMALL CAP STOCK                     AAL SMALL CAP STOCK
MID CAP STOCK                       AAL MID CAP STOCK
MID CAP INDEX                       AAL MID CAP INDEX
CAPITAL GROWTH                      AAL CAPITAL GROWTH
EQUITY INCOME                       AAL EQUITY INCOME
PAGE 3 - LAST PAGE